Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:
Jon S. Bennett
Vice President and
Chief Financial Officer
THE MAJESTIC STAR CASINO, LLC
(702) 388-2224

THE MAJESTIC STAR CASINO, LLC ANNOUNCES
THIRD QUARTER 2007 RESULTS

November 8, 2007, Las Vegas, NV - The Majestic Star Casino, LLC today released financial results for the three- and nine-month periods ended September 30, 2007. The Majestic Star Casino, LLC and its subsidiaries (collectively, the “Company”) operate two adjacent dockside gaming facilities (“Majestic Star” and “Majestic Star II” and together the “Majestic Properties”) located in Gary, Indiana, and two Fitzgeralds brand casinos located in Tunica, Mississippi (“Fitzgeralds Tunica”) and Black Hawk, Colorado (“Fitzgeralds Black Hawk”).

Consolidated Results: Three-Month Period Ended September 30, 2007

The Company’s net revenues for the three-month period ended September 30, 2007 were $89.9 million, an increase of $3.5 million, or 4.0%, from the same period in 2006. Casino revenues decreased $4.8 million, or 5.0%, to $90.1 million. The Majestic Properties contributed an increase in net revenues of $4.0 million and a decrease in casino revenues of $2.7 million. At Fitzgeralds Tunica, we experienced higher net revenues of $0.3 million and lower casino revenues of $1.4 million, and at Fitzgeralds Black Hawk, net and casino revenues decreased by $0.8 million and $0.7 million, respectively, all of which is further described below.

The Company expects to report a net loss of $7.1 million compared to a net loss of $5.8 million for the same period in 2006. The $1.3 million increase in net loss from the three months ended September 30, 2006 was mainly due to increased operating expenses totaling $4.5 million, primarily from casino, food and beverage, advertising and promotion, and general and administrative expenses, offset by the increased net revenue discussed above and by a decline in gaming taxes.

For the three-month period ended September 30, 2007, adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, and other non-operating expenses (which is primarily non-usage fees on the credit facility) and certain non-recurring charges) was $16.3 million, compared to adjusted EBITDA of $17.1 million in the same period last year, a decrease of $0.8 million, or 4.7%. Company wide adjusted EBITDA margin for the third quarter of 2007 was 18.2% compared to 19.8% in the prior year. The table at the end of this press release reconciles net income (loss) to EBITDA and adjusted EBITDA. See the detailed explanation below as to the usefulness and limitations of using EBITDA and adjusted EBITDA as financial measures.

Consolidated Results: Nine-Month Period Ended September 30, 2007

The Company’s net revenues for the nine-month period ended September 30, 2007 were $274.5 million, an increase of $2.6 million, or 1.0%, from the same period in 2006. Casino revenues decreased $7.3 million, or 2.5%, to $281.3 million. The Majestic Properties contributed an increase in net and casino revenues of $4.5 million and $0.4 million, respectively. At Fitzgeralds Tunica, net revenues increased $0.2 million, while casino revenues declined $5.6 million from the prior year, and at Fitzgeralds Black Hawk, we experienced lower net and casino revenues of $2.2 million and $2.1 million, respectively, all of which is further described below.

The Company expects to report a net loss of $15.7 million compared to a net loss of $4.8 million for the same period in 2006. The $10.9 million increase in net loss was again primarily due to increased operating expenses of $12.4 million, with the principal increases coming in the areas of casino, food and beverage, and advertising and promotional expenses, and a loss on sale and write-down of slot machines. A $1.2 million increase in interest expense also contributed to our net loss. Partially offsetting the increased expenses was the $2.6 million increase in net revenues, as previously discussed, and a $1.1 million decline in gaming taxes.

For the nine-month period ended September 30, 2007, adjusted EBITDA was $55.2 million, compared to adjusted EBITDA of $63.4 million in the same period last year, a decrease of $8.2 million, or 13.0%. The Company wide adjusted EBITDA margin was 20.1% compared to 23.3% in the prior year.

Total cash and cash equivalents at September 30, 2007 was $31.1 million as compared to $25.5 million at December 31, 2006. Total debt outstanding at September 30, 2007 and December 31, 2006 was $541.7 million and $546.0 million, respectively, exclusive of $56.0 million and $51.1 million, respectively, of discount notes “pushed-down” to the Company from its parent, Majestic Holdco, LLC, pursuant to the guidelines of SEC Staff Accounting
Bulletin 73 Topic 5(J). The Company had $38.5 million available on its $80.0 million credit facility at September 30, 2007.

Majestic Star and Majestic Star II (“Majestic Properties”)

The Majestic Properties’ net revenues increased from $55.0 million in the third quarter of 2006 to $59.1 million in the third quarter of 2007, and from $180.6 million in the nine-month period ended September 30, 2006 to $185.1 million in the same period in 2007. The increase in net revenue in the third quarter of 2007 was due to increased food and beverage revenues and decreased promotional allowances, offset by decreased casino revenues. For the nine-month period, the increase in net revenue was primarily due to increased food and beverage revenues partially offset by higher promotional allowances.

Casino revenues decreased $2.7 million, or 4.4%, to $58.9 million in the third quarter of 2007 and increased $0.4 million, or 0.2%, to $191.2 million in the nine-month period ended September 30, 2007. The decrease in casino revenues in the third quarter of 2007, as compared to the prior year quarter, resulted from a decline in slot revenue of $5.3 million offset by increases in table games and poker revenues of $2.2 million and $0.4 million, respectively. Approximately $2.4 million of the decline in slot revenue is attributable to the implementation of downloadable promotional credits on the property’s slot machines. The property does not recognize slot revenues as these promotional credits are played. The remaining $2.9 million of the $5.3 million decrease in slot revenue was due to lower slot coin-in during the third quarter of 2007 as compared to the year earlier quarter. The $2.2 million improvement in table games revenue resulted from a 22.3% increase in table games handle and an increase in table games hold percentage from 13.4% in the third quarter of 2006 to 14.7% in the same period in 2007. In May 2007 we opened a new baccarat room which has enhanced our table games volumes from Asian customers. Baccarat revenues have increased from $1.1 million in the third quarter of 2006 to $2.3 million in the third quarter of 2007. For the nine months ended September 30, 2007, casino revenues increased $0.4 million compared to the year earlier period. Poker and table games revenues increased $1.2 million and $4.3 million, respectively, in the first nine months of 2007 as compared to the same period in 2006 due to increased volume. However, most of these increases were offset by a $5.1 million decline in slot revenue resulting from the implementation of downloadable promotional credits as discussed above and a decline in slot coin-in during the nine months ended September 30, 2007 compared to the year earlier period.

Food and beverage revenues increased $2.1 million, or 207.8%, to $3.1 million in the third quarter of 2007 and $6.3 million, or 201.8%, to $9.4 million in the nine-month period ended September 30, 2007. The improvement in food and beverage revenues resulted from our taking over the restaurant operations within the Buffington Harbor pavilion on February 1, 2007. These food operations were previously operated by a third party. Since taking over the food and beverage operations, we have remodeled and re-branded the steakhouse as Don B’s, opened Wings and Things, and during the third quarter of this year, we remodeled the buffet. Promotional allowances were $5.4 million in the third quarter of 2007, a decrease of $4.3 million, or 44.7%, from $9.7 million in the same period in 2006 primarily due to a decline in cash based promotions of $6.1 million, offset by an increase in room, food, beverage and other complimentaries of $1.9 million. Promotional allowances were $22.6 million in the first nine months of 2007, an increase of $3.1 million, or 15.7%, from $19.5 million in the same period in 2006, which resulted primarily from a decrease in cash based promotions of $3.1 million, offset by an increase in room, food, beverage and other complimentaries of $6.0 million.

Adjusted EBITDA increased in the three-month period ended September 30, 2007 to $11.3 million from $9.5 million, but decreased in the nine-month period to $41.1 million from $44.8 million compared to the same period last year. In the three- and nine-month periods ended September 30, 2007, the adjusted EBITDA margins were 19.2% and 22.2%, respectively, compared to 17.3% and 24.8% in the similar prior year periods. In computing adjusted EBITDA in the nine-months ended September 30, 2007, the Company is adding back approximately $0.8 million of charges related to the sale and write-down of obsolete slot machines in the second quarter of 2007.

Fitzgeralds Tunica
Fitzgeralds Tunica’s net revenues increased to $22.7 million in the third quarter of 2007 from $22.4 million in the same quarter last year. Net revenues for the nine-month period ended September 30, 2007 increased to $65.6 million, compared to $65.4 million in the prior year. Casino revenues declined 5.7% to $22.3 million in the third quarter of 2007 from $23.7 million in the third quarter of 2006 and declined 8.0% to $64.4 million in the nine-month period ended September 30, 2007 from $70.0 million in the same period last year. The decline in casino revenues primarily results from the implementation of downloadable promotional credits on the property’s slot machines. Similar to the Majestic Properties, Fitzgeralds Tunica does not recognize slot revenues as these promotional credits are played. The impact to slot revenues in the three- and nine-month periods ended September 30, 2007 was $2.1 million and $6.5 million, respectively, when compared to the prior year periods. Table games revenue during the third quarter of 2007 was down $0.5 million due to a decline in hold percentage from 17.8% in the third quarter of 2006 to 14.6% in 2007. The table games win percentage for the nine-month period ended September 30, 2007 also declined from 17.9% to 14.7% compared to 2006. However, because table games handle was up 17.5% during the first three quarters of 2007 compared to 2006, table games revenue was only down $0.3 million. Promotional allowances declined $0.7 million from the third quarter of 2006 and $4.7 million from the first nine months of 2006 due to the elimination of the majority of cash coupons redeemed at the casino. The previously mentioned downloadable promotional credit program has replaced our cash coupon program.

During the second quarter of 2007, we completed the upgrading and remodeling of the hotel at a cost of approximately $7.3 million. As a consequence of these hotel improvements, we were able to increase both the occupancy percentage of the hotel and the average daily rate, resulting in a $0.3 million increase in room revenue during the third quarter of 2007. We also believe that the newly remodeled rooms will help us attract a higher net worth casino customer.

EBITDA for the three-month period ended September 30, 2007 decreased to $4.2 million from $5.6 million in the year earlier period and EBITDA margin decreased to 18.6% from 25.0%. For the nine-month period ended September 30, 2007, EBITDA decreased to $12.5 million from $15.5 million in the year earlier period and the EBITDA margin declined from 23.7% to 19.0%. The Tunica market is extremely competitive and we have seen even greater levels of marketing and promotions over the last nine months from competitors. The decrease in EBITDA and the EBITDA margin in the three- and nine-month periods ended September 30, 2007 resulted primarily from increased complimentary expenses, casino bad debts, particularly in the table games department, junket costs, expenses associated with producing our direct mail, and player development events.

Fitzgeralds Black Hawk

Fitzgeralds Black Hawk’s net revenues were $8.1 million and $23.7 million, respectively, for the three- and nine-month periods ended September 30, 2007, down $0.8 million and $2.2 million as compared to the year earlier periods. These declines in net revenues directly resulted from declines in casino revenue of $0.7 million and $2.1 million, respectively, in the three- and nine-month periods ended September 30, 2007. Our revenues continue to be impacted by the improved facilities and marketing efforts of our competitors. Also, Fitzgeralds Black Hawk is in the middle of a $31.9 million expansion and rebuilding project that has resulted in some construction disruption, which has negatively impacted our revenues.

EBITDA for the three- and nine- month periods ended September 30, 2007 declined $0.8 million and $1.3 million, respectively, from the year earlier periods to $2.5 million and $6.8 million, respectively. EBITDA margin for the third quarter of 2007 was 30.4% as compared to 36.2% for the year earlier period. For the nine months ended September 30, 2007, as compared to the year earlier period, EBITDA margin decreased from 31.3% to 28.8%.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include the words, “may,” “will,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, or may cause us to modify our plans and objectives, include, but are not limited to, our significant indebtedness; the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility, our 9 ½% senior secured notes and our 9 ¾% senior notes; increased competition in existing markets or the opening of new gaming jurisdictions; failure to meet the financial covenants contained in the Loan and Security Agreement for the $80.0 million credit facility, causing an event of default under the $80.0 million credit facility and a cross default to the 9 ½% senior secured notes and 9 ¾% senior notes; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; union related issues; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes; other adverse conditions, such as adverse economic conditions in the Company’s markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission (“SEC”) or otherwise.

For more information on these and other factors, see the Company’s Form 10-K for the year ended December 31, 2006 and its other current and periodic reports filed with the SEC.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

The Company makes available free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. In addition, you may obtain a copy of such filings at www.sec.gov or from the applicable web site, www.majesticstar.com or www.fitzgeralds.com.

Inquiries for additional information should be directed to Jon S. Bennett, Vice President and Chief Financial Officer, at (702) 388-2224.

The Company will hold a conference call to discuss its third quarter earnings results at 11:00 AM Eastern Time on Friday, November 9, 2007. The call can be accessed by calling (877) 366-0713 and providing the verbal pass code, Majestic Star. Until November 16, 2007, a complete replay of the conference call can be accessed by dialing (800) 355-2355, pass code 505044#.

Consolidated Statements of Operations, Operating Results by Entity and Reconciliations of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total

Consolidated Statements of Operations
(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
OPERATING REVENUES:
Casino	$90,063,183	$94,839,802	$281,331,556	$288,667,449
Rooms	3,376,417	2,943,349	8,970,884	8,556,120
Food and beverage	6,864,437	4,170,994	19,650,769	12,489,828
Other	1,913,297	1,709,908	5,814,657	5,117,603
Gross revenues	102,217,334	103,664,053	315,767,866	314,831,000
Less promotional allowances	12,362,162	17,274,270	41,314,121	42,965,928
Net operating revenues	89,855,172	86,389,783	274,453,745	271,865,072

OPERATING COSTS AND EXPENSES:
Casino	24,222,459	21,820,463	71,037,278	65,293,510
Rooms	857,380	862,425	2,415,216	2,468,620
Food and beverage	3,159,278	2,111,213	8,658,198	6,388,406
Other	507,519	278,216	1,490,716	767,696
Gaming taxes	21,174,864	22,282,835	65,641,255	66,738,090
Advertising and promotion	6,188,313	5,651,828	17,544,346	14,190,448
General and administrative	14,003,947	13,272,892	42,153,132	42,538,453
Corporate expense	1,708,250	1,242,897	5,180,044	4,962,562
Economic incentive tax - City of Gary	1,716,920	1,734,721	5,182,685	5,086,735
Depreciation and amortization	8,154,118	7,976,694	24,355,497	23,596,542
(Gain) loss on sale of assets	(2,925)	2,158	805,638	(2,146)
Total operating costs and expenses	81,690,123	77,236,342	244,464,005	232,028,916

Operating income	8,165,049	9,153,441	29,989,740	39,836,156

OTHER INCOME (EXPENSE):
Interest income	92,937	127,512	466,983	349,889
Interest expense	(13,527,473)	(13,450,864)	(40,824,410)	(40,199,565)
Interest expense pushed down
from Majestic Holdco	(1,778,076)	(1,591,635)	(5,224,955)	(4,661,889)
Other non-operating expense	(19,690)	(31,530)	(70,056)	(82,733)
Total other expense	(15,232,302)	(14,946,517)	(45,652,438)	(44,594,298)

Net loss	$(7,067,253)	$(5,793,076)	$(15,662,698)	$(4,758,142)

See notes at the end of this report.

Operating Results by Entity
(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
(dollars in thousands)	2007	2006	2007	2006
Casino revenues
Majestic Properties (1)	$58,888	$61,587	$191,159	$190,791
Fitzgeralds Tunica (2)	22,340	23,692	64,358	69,955
Fitzgeralds Black Hawk	8,835	9,561	25,815	27,921
Total	$90,063	$94,840	$281,332	$288,667

Net revenues
Majestic Properties	$59,054	$55,041	$185,142	$180,616
Fitzgeralds Tunica	22,718	22,426	65,645	65,395
Fitzgeralds Black Hawk	8,083	8,923	23,667	25,854
Total	$89,855	$86,390	$274,454	$271,865

Operating income (loss)
Majestic Properties	$6,667	$4,420	$26,033	$29,559
Fitzgeralds Tunica	1,427	3,289	4,303	8,875
Fitzgeralds Black Hawk	1,824	2,717	4,939	6,447
Corporate	(1,753)	(1,273)	(5,285)	(5,045)
Total	$8,165	$9,153	$29,990	$39,836

Net income (loss)
Majestic Properties	$6,719	$4,505	$26,384	$29,930
Fitzgeralds Tunica	1,443	3,306	4,347	8,940
Fitzgeralds Black Hawk	1,835	2,723	4,964	6,432
Corporate	(17,064)	(16,327)	(51,358)	(50,060)
Total	$(7,067)	$(5,793)	$(15,663)	$(4,758)

EBITDA
Majestic Properties	$11,343	$9,531	$40,242	$44,775
Fitzgeralds Tunica	4,227	5,609	12,461	15,526
Fitzgeralds Black Hawk	2,459	3,233	6,824	8,095
Corporate	(1,710)	(1,242)	(5,182)	(4,963)
Total	$16,319	$17,131	$54,345	$63,433

Adjusted EBITDA
Majestic Properties	$11,343	$9,531	$41,062	$44,775
Fitzgeralds Tunica	4,227	5,609	12,461	15,526
Fitzgeralds Black Hawk	2,459	3,233	6,824	8,095
Corporate	(1,710)	(1,242)	(5,182)	(4,963)
Total	$16,319	$17,131	$55,165	$63,433

See notes at the end of this report.

Operating Results by Entity (continued)
(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
(dollars in thousands)	2007	2006	2007	2006
Operating margin
Majestic Properties	11.3%	8.0%	14.1%	16.4%
Fitzgeralds Tunica	6.3%	14.7%	6.6%	13.6%
Fitzgeralds Black Hawk	22.6%	30.4%	20.9%	24.9%
Total	9.1%	10.6%	10.9%	14.7%

EBITDA margin
Majestic Properties	19.2%	17.3%	21.7%	24.8%
Fitzgeralds Tunica	18.6%	25.0%	19.0%	23.7%
Fitzgeralds Black Hawk	30.4%	36.2%	28.8%	31.3%
Total	18.2%	19.8%	19.8%	23.3%

Adjusted EBITDA margin
Majestic Properties	19.2%	17.3%	22.2%	24.8%
Fitzgeralds Tunica	18.6%	25.0%	19.0%	23.7%
Fitzgeralds Black Hawk	30.4%	36.2%	28.8%	31.3%
Total	18.2%	19.8%	20.1%	23.3%

Expenditure for additions to long-lived assets:
Majestic Properties	$1,251	$1,984	$5,779	$4,911
Fitzgeralds Tunica	1,088	4,651	6,699	5,988
Fitzgeralds Black Hawk	6,062	2,412	10,728	3,602
Corporate	372	3	420	126
Total	$8,773	$9,050	$23,626	$14,627

See notes at the end of this report.

EBITDA (and adjusted EBITDA) are presented solely as a supplemental disclosure because management believes that they are widely used measures of operating performance in the gaming industry, and a principal basis for valuation of gaming companies. Management defines EBITDA as earnings before interest, taxes, depreciation and amortization, and other non-operating charges. Adjusted EBITDA is defined as EBITDA adjusted for certain non-recurring charges. Management uses EBITDA and adjusted EBITDA measures to compare operating results among properties and between accounting periods. The use of EBITDA and adjusted EBITDA is specifically relevant in evaluating large, long-lived hotel and casino projects because the measure provides a perspective on the current effects of operating decisions separate from substantial, non-operating depreciation, financing costs and other non-routine charges of such projects. Additionally, management believes that some investors and lenders consider EBITDA and adjusted EBITDA to be useful measures in determining the Company’s ability to service or incur debt and for estimating the Company’s underlying financial performance before capital costs, taxes, capital expenditures and other non-routine costs. The Loan and Security Agreement (“Agreement”) governing the Company’s $80.0 million credit facility, as amended, requires that the Company maintain certain minimum EBITDA levels as defined in the Agreement. Other companies may calculate EBITDA and adjusted EBITDA differently. EBITDA and adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles of the United States of America. The Company has significant uses of cash including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA and adjusted EBITDA.

Reconciliations of net income (loss) to EBITDA and adjusted EBITDA are presented below.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA by Property and in Total (Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
(in thousands)	2007	2006	2007	2006

Majestic Properties
Net income	$6,719	$4,505	$26,384	$29,930
Interest income	(53)	(87)	(356)	(220)
Interest expense	1	2	5	(151)
Depreciation and amortization	4,676	5,111	14,209	15,216
EBITDA	11,343	9,531	40,242	44,775
Loss on disposal of slot machines	-	-	820	-
Adjusted EBITDA	$11,343	$9,531	$41,062	$44,775

Fitzgeralds Tunica
Net income	$1,443	$3,306	$4,347	$8,940
Interest income	(16)	(17)	(44)	(65)
Depreciation and amortization	2,800	2,320	8,158	6,651
EBITDA/Adjusted EBITDA	$4,227	$5,609	$12,461	$15,526

Fitzgeralds Black Hawk
Net income	$1,835	$2,723	$4,964	$6,432
Interest income	(12)	(7)	(25)	(7)
Interest expense	-	1	-	22
Depreciation and amortization	636	516	1,885	1,648
EBITDA/Adjusted EBITDA	$2,459	$3,233	$6,824	$8,095

Corporate
Net loss	$(17,064)	$(16,327)	$(51,358)	$(50,060)
Interest income	(12)	(16)	(42)	(58)
Interest expense	15,304	15,039	46,045	44,990
Depreciation and amortization	42	30	103	82
Other non-operating expense	20	32	70	83
EBITDA/Adjusted EBITDA	$(1,710)	$(1,242)	$(5,182)	$(4,963)

Consolidated
Net loss	$(7,067)	$(5,793)	$(15,663)	$(4,758)
Interest income	(93)	(127)	(467)	(350)
Interest expense	15,305	15,042	46,050	44,861
Depreciation and amortization	8,154	7,977	24,355	23,597
Non-operating expenses	20	32	70	83
EBITDA	16,319	17,131	54,345	63,433
Loss on disposal and write-down of slot machines	-	-	820	-
Adjusted EBITDA	$16,319	$17,131	$55,165	$63,433

See notes at the end of this report.

Notes:

(1)	At the Majestic Properties, casino revenues were reduced by $2.4 million for both the three- and nine-month periods ended September 30, 2007 as a result of downloadable credits.
(2)
At Fitzgeralds Tunica, during the three- and nine-month periods ended September 30, 2007, casino revenues were reduced by $3.0 million and $7.8 million, respectively, and during the three- and nine-month periods ended September 30, 2006, casino revenues were reduced by $0.8 million and $1.1 million, respectively, as a result of downloadable promotional credits.